As filed with the Securities and Exchange Commission on May 1, 2001
                      Registration Statement No. 333-72385

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NUMBER 2
                                  TO FORM SB-2
                                   AS FILED ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                          GlobalNet Financial.com, Inc.
           ----------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

            Delaware                                    7375
-----------------------------------   ------------------------------------------
    (State or Jurisdiction of                     (Primary Standard
  Incorporation or Organization)        Industrial Classification Code Number)

                                   06-1489574
                   ------------------------------------------
                      (IRS Employer Identification Number)

                           7284 W. Palmetto Park Road
                                    Suite 210
                            Boca Raton, Florida 33433
                                 (561) 417-8053
      --------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

        7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                     Richard Guest, Chief Financial Officer
                          GlobalNet Financial.com, Inc.
                           7284 W. Palmetto Park Road
                                    Suite 210
                            Boca Raton, Florida 33433
                                 (561) 417-8053
        -----------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:

                             Leonard H. Bloom, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                          Telephone No. (305) 373-9400

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

================================================================================

                                3,720,164 Shares

                          GLOBALNET FINANCIAL.COM, INC.

                                  Common Stock

                                -----------------

         The selling stockholders are offering for sale up to 3,720,164 shares of common stock which includes 375,834 shares underlying certain warrants. We are registering the re-sale of the shares of common stock pursuant to commitments to these stockholders. We will pay the expenses of registering the re-sale of the shares.

         The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sales of the shares, but will receive approximately $6,191,260 from the exercise of the warrants, if all of the warrants are exercised.

                                -----------------

         The common stock is quoted on the Nasdaq National Market under the symbol "GLBN." The last reported sale price of the common stock on the Nasdaq National Market on April 26, 2001, was $.68 per share.

                                -----------------

      Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

                                -----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

                                TABLE OF CONTENTS

                                                                          Page

FORWARD-LOOKING STATEMENTS..............................................  iii
PROSPECTUS SUMMARY......................................................   1
RISKS OF INVESTING IN OUR SHARES........................................   3
PROCEEDS FROM SALE OF THESE SHARES......................................   8
SELLING STOCKHOLDERS ...................................................   9
HOW THE SHARES MAY BE DISTRIBUTED.......................................  11
LEGAL OPINION...........................................................  12
EXPERTS.................................................................  12
WHERE YOU CAN FIND MORE INFORMATION.....................................  12
INCORPORATION OF COMMON INFORMATION BY REFERENCE........................  13
INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................  14


         As used in this prospectus, the terms "we," "us," "our," the "Company" and "GlobalNet" mean GlobalNet Financial.com, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term "common stock" means GlobalNet's common stock, $0.001 par value per share.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                           FORWARD-LOOKING STATEMENTS

         We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this prospectus or which are otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that may affect the Company's results include, but are not limited to, the Company's limited operating history and prior operating losses and accumulated deficit, the Company's dependence on advertising revenue and sponsorship, the uncertainty associated with the Internet both in the United States and abroad and the Company's possible inability to compete in the advertising and domestic or international Internet industries. We are also subject to other risks detailed herein or detailed from time to time in our filings with the U.S. Securities and Exchange Commission.

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                                 ABOUT GLOBALNET

We are a vertically integrated international financial portal providing online financial news investment tools and transaction services. We are structured to operate in three distinct business segments:

         - A Media segment which operates Internet websites providing comprehensive internet-based financial content and services,

         - A Capital Markets segment consisting of traditional and online securities businesses including the offer and sale of equity securities, options and mutual funds in addition to public offerings and providing financial advisory services, and

         - A Financial Services segment providing business to business ("B2B") e-commerce solutions (known as "private-labeling") and business to consumer ("B2C") solutions including include online insurance and mortgage product offerings.

We have developed a global network of country-centric financial content websites in local market languages together with a network of transactions platforms in order to position ourselves as an international financial services provider. Our business strategy is to generate traffic through our financial content websites and integrate media platforms with the financial transaction platforms in which we maintain substantial ownership. Our e-finance platforms are divided into three core segments. Media platforms provide real-time share prices, financial news and analysis and personal finance services. Transaction platforms provide brokerage services for United States and United Kingdom stocks, spot foreign exchange trading and platform distribution of equity IPOs and equity related services. Financial services platforms provide spot foreign exchange trading, insurance quotations and mutual funds.

We are also leveraging B2B opportunities with proprietary e-finance platforms. This allows us to provide established off line financial firms with technology solutions for offering online trading, stock clearing and other services to their existing clients.

We also seek to participate in the growth in the Internet and technology industries, and to this end, we have made several investments in internet and technology companies as well as internet and technology funds. In most cases these investments are in conjunction with joint ventures and business relationships. In February 2000, we formed a digital commerce and knowledge-based industries investment and operating vehicle, GlobalEuroNet Group, Inc. GlobalEuroNet Group, Inc. was initially capitalized with approximately $46.4 million in equity capital, including our investment of $3.2 million, by contributions from digital commerce, Internet and financial concerns as well as entreprenuers from North America and Europe.

Our business model consists of generating revenues from our online trading platform as well as from advertising and E-commerce and participating in the earnings of other transaction execution platforms in which we maintain ownership interests. In addition, our management is seeking to create stockholder and balance sheet value from the creation of joint ventures with and/or investments in companies which have the ability to become public or be sold over the short term. Accordingly, we seek to "monetize" our relationships or investments.

Management believes that the opportunities open to us are driven by the following principal factors:

         o an anticipated continued growth in usage of the Internet nationally and internationally, particularly in financial services and products;

         o an anticipated growth in the use of the Internet as a secure medium through which to conduct e-commerce in the longer term;

         o long term potential demand for online trading capabilities from off line financial institutions; and

         o the positioning of the Company to capitalize upon the anticipated growth in the Internet and technology industries in the United Kingdom and continental Europe through investment in its existing portfolio of "online transaction" companies.

The markets for online advertising revenue has experienced a significant downturn since the first half of 2000 and as such our management has recognized the need to focus on non-advertising revenue streams and the importance of building our business to business strategy.

                                  THE OFFERING

         The selling stockholders are offering for sale up to 3,720,164 shares of common stock which includes 375,834 shares underlying certain warrants. We are registering the re-sale of the shares of common stock pursuant to commitments to these stockholders. We will pay the expenses of registering the re-sale of the shares.

         The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sales of the shares, but will receive approximately $6,191,260 from the exercise of the warrants, if all of the warrants are exercised.

                       -----------------------------------

         The principal executive offices of the Company are located at 7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433, and its telephone number is (561) 417-8053.

                        RISKS OF INVESTING IN OUR SHARES

         You should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this prospectus, and our consolidated financial statements and the related notes thereto incorporated by reference. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE

We have incurred net losses and negative cash flow from operations since inception, and as of December 31, 2000 had an accumulated deficit of $99.1 million. We intend to continue to invest heavily in the areas of tactical acquisitions, sales and marketing, and administration. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and we may not achieve or sustain profitability.

For the foreseeable future, we expect to incur significant expenses for:

         o        tactical acquisitions;
         o        retaining and recruiting experienced management;
         o        developing additional infrastructure; and
         o operating costs related to the Company's rapidly expanding financial Internet content and transaction execution businesses.

We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

WE HAVE A LIMITED OPERATING HISTORY IN THE AREA OF ONLINE FINANCIAL SERVICES.

We have been engaged in the current Internet business since October 1998. Many of our international investments are in an early stage of development. We have little operating history in the Internet business upon which our performance and prospects can be evaluated. We face the risks frequently encountered by developing companies. These risks include the potential inability to compete with more established firms and to retain and maintain key personnel, as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion.

WE HAVE A LIMITED OPERATING HISTORY IN THE AREA OF ONLINE TRADING.

We anticipate deriving a significant portion of our revenues from online transaction executions. We have only recently introduced online trading in foreign exchanges, domestic securities and online trading in non-US securities. In addition, we have recently introduced other investment and financial products. Lack of international online trading and transaction execution operating history and the risks inherent in any such new business area make it impossible accurately to predict the extent of revenues to be generated from these activities, or whether such activities will ultimately be profitable.

ADVERTISING REVENUES AND SPONSORSHIPS ARE UNCERTAIN.

We anticipate deriving revenues from the sale of domestic and international Internet-based advertising. None of our senior management team has any significant experience in selling advertising on the Internet or any other medium. If we are unable to attract and retain paying advertising customers or we are forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, our anticipated level of advertising revenue will be adversely affected.

Use of the Internet by overseas consumers is at an early stage of development and international market acceptance of the Internet as a medium for information, commerce and advertising is subject to a high level of uncertainty. In order for us to generate advertising revenues, advertisers and advertising European agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Internet sites. Our management believes that most international and specifically, European advertisers and advertising agencies have limited experience with the Internet as an advertising medium and international and specifically, European advertisers have not devoted a significant portion of their advertising budgets to Internet-related advertising to date. Our management cannot assure investors that international and specifically, European advertisers or advertising agencies, will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, that they will find Internet-based advertising to be more effective than advertising in traditional media, or that they will decide to advertise on our Internet sites.

WE ARE DEPENDENT ON THIRD PARTIES FOR USER ACCESS.

Management believes that the ability to advertise our Internet sites and online transaction capabilities on other Internet sites and the willingness of the owners and operators of such sites to direct users to our Internet sites through hypertext links are critical to the success of our Internet operations. Other Internet sites, particularly search/index guides and other companies with strategic ability to direct traffic, significantly affect traffic to our domestic and international Internet sites. While we believe that these other sites will direct traffic to our Internet sites, no assurance can be given that we can establish or maintain such arrangements in the future.

In particular, we are dependent on our ongoing relationships with Freeserve plc, World Online International and Scandinavian Online, three prominent international providers of Internet access to consumers. The termination of any of these relationships could have a material adverse effect on our business and prospects.

WE ARE DEPENDENT ON THIRD PARTIES FOR CONTENT DEVELOPMENT.

Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with, and using content and products provided by, third-party vendors. These third party vendors include, among others, Stockpoint, Inc. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory relationships with such third parties on terms acceptable to them, or if any competitors are better able to leverage such relationships, our business will be harmed.

ACQUISITIONS AND JOINT VENTURES MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

We intend to enter into new business opportunities and ventures as part of our business plan. Typically, such opportunities require extended negotiations, the investment of a substantial amount of capital, and substantial burdens on our management personnel and our financial and operational systems. We cannot assure investors that such acquisitions or ventures will ever achieve profitability.

WE ARE SUBJECT TO TECHNOLOGICAL CHANGES.

The market for Internet-based products and services is characterized by rapid technological developments and frequent net product introductions. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services. We cannot assure investors that we will be successful in responding quickly, cost effectively and sufficiently to these developments.

In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures and to modify or adapt our Internet site and services that could harm our business. In addition, new Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could harm our business.

WE MAY EXPERIENCE SYSTEM INTERRUPTIONS.

The satisfactory performance, reliability, and availability of our Internet sites and our computer network infrastructure are critical to attracting Internet users. System interruptions which result in the unavailability of our Internet sites or slower response times for users reduce the attractiveness of our Internet sites to users and could harm our business.

OUR INTELLECTUAL PROPERTY RIGHTS MAY BE CHALLENGED.

We are developing proprietary Internet software and have filed applications for certain trademarks, trade names, service marks, domain names and other proprietary rights which we either currently have or may have in the future and which we believe to be important to our Internet business. Even though we have registered some domain names, given the uncertain application of existing copyright and trademark laws to the Internet, we cannot assure investors that existing laws will provide adequate protection for our technologies, sites or registered domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do, given, among other things, the global nature of the Internet. In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licenses. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

WE ARE SUBJECT TO CONTINUING CURRENCY EXCHANGE RISKS.

A significant proportion of our revenues are, and will be, received in non-United States currencies. We anticipate that an increasing proportion of our revenues will be received in Euro dollars in the future. This may give rise to an exchange risk against United States dollars.

The introduction of the Euro dollar may have a wide range of macro-economic effects, resulting, among other things, in interest rates, levels of economic activity and asset values being different from what they would otherwise have been. We are unable to predict these macro-economic effects or their impact on the demand for our services or on our revenues or cost.

THERE ARE SUBSTANTIAL RISKS IN FOREIGN MARKETS.

We have entered into agreements with joint venture partners and strategic alliances to conduct our Internet business outside of the United States. Our inability to find additional joint venture partners could slow down our anticipated overseas growth. If we cannot find a suitable joint venture partner in a given foreign market, we may not enter that market. Conducting business outside the United States will require us to become familiar with and to comply with foreign laws, rules, regulations and customs. We cannot be certain that our failure to comply with foreign laws, rules and regulations of which we are not aware will not harm our business.

Further risks are inherent in international operations, including the following:

         o        differing levels of Internet use in other countries,
         o customers agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;
         o foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade or investment;
         o intellectual property rights may be more difficult to enforce in foreign countries;

         o general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries:
         o unexpected changes in foreign laws or regulatory requirements may occur; and
         o compliance with a variety of foreign laws and regulations and the overlap of different tax structures may be costly and time consuming.

WE ARE SUBJECT TO EVOLVING INTERNET REGULATIONS.

New laws, guidelines and regulations may be adopted covering areas such as access, content, taxation, encryption, communications and pricing and quality of Internet products, services and online trading. As a provider of Internet products and services, we may be subject to the provisions of existing and future laws, guidelines and regulations that could be applied to our operation. Such laws, guidelines and regulations could limit the growth of the Internet and harm our business.

EXPANSION OF OUR BUSINESS MODEL MAY HAVE A MATERIAL ADVERSE EFFECT.

We are, through our August 2000 acquisition of Dalton Kent Securities Group, Inc., in the process of expanding our business model from being primarily an international financial portal providing financial news, investment tools and transaction services, to being part of, and controlling, a company that is a full service broker dealer offering stocks, bonds, options and mutual funds to domestic and international investors. We have limited experience in the full service broker dealer industry and we will be relying extensively upon the experience of the management of Dalton Kent Securities Group, Inc. We have not previously worked with Dalton Kent Securities Group, Inc. management, and therefore, the integration of our management teams may create administrative and policy problems, which, if not satisfactorily addressed, could have a material adverse effect on our operations. The decision to expand our business model also means that we must develop and depend upon a different operational infrastructure than the one which supported our current business model, and substantially modify our approaches to service development and sales and marketing. Our infrastructure must be changed to support three separate kinds of businesses (development of online trading of securities and traditional brokerage services, providing financial information and financial services to business) that need to be seamlessly integrated. This will require substantial changes in information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, and use of personnel resources. There are substantial risks that we will fail, to some degree, to sufficiently recast our infrastructure and integrate the three key components of the new business model and/or to re-focus service development and sales and marketing on the expanded business model. Such failures, if and to the extent they occur, are likely to have material adverse effects upon our business, financial condition, results of operations and prospects.

THE TRANSITION TO OUR EXPANDED BUSINESS MODEL MAY ADVERSELY EFFECT OUR OPERATING RESULTS.

Our transition to the expanded business model has placed, and will continue to place, a significant strain on our management and operations. Our future operating results will depend, in part, on our ability to continue to broaden our senior and middle management groups and administrative infrastructure, and our ability to attract, hire and retain skilled employees, particularly in product development, marketing and sales, web site design and information technology.

Because the expanded business model is novel for the Company, our attempts to anticipate revenues and costs, to prepare budgets which organize the implementation of our transition to the expanded business model, and to make decisions regarding obtaining third-party financing that may be required, will generally be based upon theoretical assumptions. Future events and results may differ drastically from those planned or anticipated, which, if negative, would result in a material adverse effect on our business, financial condition, results of operations and prospects.

The substantial risks discussed above are magnified by the rapid pace at which we are attempting to complete the transition to the expanded business model. This rapid pace increases the likelihood of the mistakes and failures and increases the risks of the likelihood of resulting material adverse effects that could damage our business, financial condition, results of operations and prospects.

WE MAY NOT INTERGRATE OUR SERVICES EFFECTIVELY IN ORDER TO COMPETE IN THE MARKETPLACE.

The markets for (i) online brokerage services, (ii) internet financial news content and transaction services, client software and Internet-based trading tools and (iii) traditional brokerage services are intensely competitive and rapidly evolving, and we believe that substantial consolidation of those three products and services will occur in the industry. The expanded business model embraces this evolution and consolidation. However, we believe that due to the current and anticipated rapid growth of the market for our consolidated services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control. These include: the timing and market acceptance of new services and enhancements developed by us and our competitors; our ability to integrate the respective businesses in an orderly, efficient and otherwise successful manner; the operation and support of efficient, materially error-free Internet-based systems; product and service functionality; data availability; ease of use; pricing; reliability; customer service and support; and sales and marketing efforts.

WE FACE RISKS ASSOCIATED WITH FLUCTUATIONS IN THE SECURITIES AND FINANCIAL MARKETS.

Our current and planned products and services are, and will be marketed to, customers who invest or trade in the securities and financial markets. To the extent that interest in investing or trading decreases due to volatility in the securities or financial markets, tax law changes, recession, depression, or otherwise, our business, financial condition, results of operations and prospects could be materially adversely affected. It is also possible, if not likely, that increased losses by customers that occur as a result of any such recession, depression or other negative event will increase the quantity and size of legal claims made against us.

WE RISK POSSIBLE DELISTING OF OUR COMMON STOCK FROM THE NASDAQ NATIONAL MARKET SYSTEM

         We have received a letter dated April 17, 2001 from Nasdaq stating that our common stock may be delisted from Nasdaq for failure to maintain a minimum bid price of $1.00 per share during the 30 consecutive trading days prior to April 17, 2001. The notice further states that if we fail to achieve a closing bid price of $1.00 per share for a minimum of l0 consecutive trading days during the 90 calendar day period ending July 16, 2001, our common stock would be subject to delisting. Delisting would adversely affect the price of our common stock and the ability of holders to sell their shares. In addition, in order to be relisted on Nasdaq, we would be required to comply with the initial listing requirements, which are substantially more onerous than the listing maintenance standards.

         If our common stock was desisted from Nasdaq and the share price for our common stock were to remain below $5.00 per share, unless the Company satisfies certain asset or revenue tests (at least $5,000,000 in net tangible assets if in business less than three years, at least $2,000,000 in net tangible assets if in business at least three years, or average revenues of at least $6,000,000 for the last three years), our common stock would become subject to the so-called "penny stock" rules promulgated by the Securities and Exchange Commission. Under the penny stock rules, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investors" (generally an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with his or her spouse)) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker or dealer or the transaction is otherwise exempt. In addition, the penny stock rules require the broker or dealer to deliver, prior to any transaction, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker or dealer or the transaction is otherwise exempt. A broker or dealer also is required to disclose commissions payable thereto and to the registered representative and disclose current quotations for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the limited market in penny stocks. These additional sales practice and disclosure requirements could adversely affect the level of trading activity in the secondary market and could impede the sale of our common stock in that market, with a concomitant adverse effect on the price of our common stock in the secondary market.

WE ARE SUBJECT TO ONGOING SECURITIES REGULATION IN THE UNITED STATES AND
OVERSEAS.

The securities industry in the United States and other countries is subject to extensive regulation under both federal and state laws. In the United States, the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and other self-regulatory organizations such as the various stock exchanges and state securities commissions, require strict compliance with their rules and regulations. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees and the maintenance of certain levels of capital. We will also be subject to regulation by foreign governments of any foreign broker-dealers associated with us and will be subject to the foreign rules and regulations pertaining to the trading of foreign equity in overseas markets. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees, any of which could harm our business.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our business depends upon the services of our executives and certain key personnel, including: W. Thomas Hodgson, President and Chief Executive Officer;

Ron Goldie, Chief Operating Officer and General Counsel; and Richard Guest, Chief Financial Officer. We cannot be certain that such officers and directors will remain our employees in any particular capacity. We cannot be certain that we will be able to successfully attract and retain key personnel. The loss of the services of any one or more of such key personnel or the inability to attract such key personnel could harm our business. Currently we do not maintain key man life insurance on any of our executives or key personnel.

THERE ARE RISKS ASSOCIATED WITH THE SECURITIES INDUSTRY.

The securities business is volatile and is directly affected by the following factors, among others, many of which are beyond our control.

         o national and international political and economical conditions;
         o        broad trends in business and finance;
         o fluctuations in volume and price levels of securities transactions;
         o        client default on commitments (such as margin obligations);
         o        litigation;
         o        employee's misconduct, errors and omissions;
         o        regulation at federal and state levels;
         o        the emergence of numerous discount brokers;
         o        increased use of technology; and
         o a steady decrease in the commissions charged to clients of discount brokerage services.

         Losses associated with these risks could harm our business.

                        PROCEEDS FROM SALE OF THE SHARES

         We will not receive any proceeds from the sale of the shares offered by the selling stockholders. We will receive proceeds only upon the exercise of the warrants for which we are registering the underlying shares of common stock. We would receive approximately $6,191,260 from the exercise of the warrants assuming all these warrants are exercised. We cannot assure you as to when, if ever, any or all of such warrants will be exercised. Proceeds, if any, received from the exercise of the warrants will be used for working capital requirements and other general corporate purposes.

                              SELLING STOCKHOLDERS

         We have been advised by the selling stockholders that none of the selling stockholders has or had a position, office or other material relationship with us or any of our affiliates within the past three years. Unless otherwise indicated, the following table sets forth certain information with respect to the ownership of our common stock by each selling stockholder as of the date of this prospectus.

                                                   SHARES BENEFICIALLY OWNED
                                                  BEFORE/AFTER THE OFFERING(1)
                                           -------------------------------------------
                                                Number of
                                            Shares of common     Percentage of shares     Number of shares of
                                           stock beneficially       of common stock           common stock
NAME OF SELLING STOCKHOLDER                      owned           beneficially owned(2)         registered
-------------------------------------      ------------------    ---------------------    --------------------
Freeserve Ltd.                                 1,397,112                   6.48%                1,397,112
National Bank Financial                        1,060,921(3)                4.78%                  325,000(4)
The Del Mar Consulting Group                     718,050(5)                3.25%                   68,050
Kingston Comercio Internacional LDA              436,834                   2.03%                  186,834
Rosebud Capital Growth Fund Limited              375,418                   1.74%                  375,418
Ecom Growth Fund                                 268,033                   1.24%                  251,167
Robert S. London                                 240,901                   1.12%                  240,901
De Agostini Holding Lugano Branch                208,334                   *                      208,334
Alan Gaines                                      204,167                   *                      204,167
Rush & Co.                                       172,901                   *                      172,901
Interactive Marketing, Inc.                       77,000(6)                *                       77,000(6)
Robert B. Prag                                    66,667                   *                       66,667
Cogefin (Bermuda) Limited                         50,001                   *                       41,667
Giant Trading Inc.                                24,667                   *                       24,667
Top Meadow Investment                             20,834(7)                *                       20,834(7)
Archdream Limited                                 11,799                   *                       11,799
David Boyer and Susan Boyer                        5,916                   *                        5,916
Magnum Growth Fund LP                              5,550                   *                        5,550
Richard Carpenter                                  5,263                   *                        5,263
Harvey R. Brice                                    4,001                   *                        4,001
Leonard Block                                      3,464                   *                        3,464
Gary C. Fischoff                                   3,000(8)                *                        3,000(8)
Kimberly A. Goguen                                 3,000                   *                        3,000
Ronald Posner                                      2,741                   *                        2,741
Edgeport Nominees Limited                          2,500                   *                        2,500
Magnum Low Volatility Fund LP                      2,251                   *                        2,251
Lynn-Rose Saltzman                                 1,667                   *                        1,667
Magnum Edge Fund                                   1,500                   *                        1,500
Evert A. Bruckner Family Trust UA
dtd Dec. 10, 1993                                  1,300                   *                        1,300
Jay S. Kunin                                       1,250                   *                        1,250
Chad L. Kiefer                                     1,157                   *                        1,157
Richard A. Kunin MD Profit Sharing                 1,000                   *                        1,000

                                                   SHARES BENEFICIALLY OWNED
                                                  BEFORE/AFTER THE OFFERING(1)
                                           -------------------------------------------
                                                Number of
                                            Shares of common     Percentage of shares     Number of shares of
                                           stock beneficially       of common stock           common stock
NAME OF SELLING STOCKHOLDER                      owned           beneficially owned(2)         registered
-------------------------------------      ------------------    ---------------------    --------------------
Larry W. Gellman                                     834                   *                          834
Scott W. Springer                                    834                   *                          834
Robert L. Gordon and Andrea S. Gordon                417                   *                          417
Salahi Ozturk                                          1                   *                            1

 *       Less than 1%

(1) Represents shares beneficially owned by the named individual, including shares of common stock that the person has the right to acquire within 60 days of the date of this prospectus. Unless otherwise noted, all persons listed have sole voting and sole investment power.
(2) Based on 21,566,283 shares of common stock (excluding the Class A common stock) issued and outstanding as of the date of this prospectus.
(3) These share amounts include up to an aggregate of 608,333 shares which may be issued upon the exercise of Warrants.
(4) These share amounts include up to an aggregate of 275,000 shares which may be issued upon the exercise of Warrants.
(5) These share amounts include up to an aggregate of 500,000 shares which may be issued upon the exercise of Warrants.
(6) These share amounts include up to an aggregate of 77,000 shares which may be issued upon the exercise of Warrants.
(7) These share amounts include up to an aggregate of 20,834 shares which may be issued upon the exercise of Warrants.
(8) These share amounts include up to an aggregate of 3,000 shares which may be issued upon the exercise of Warrants.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell their shares of common stock include:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this prospectus;

         o        sales under Rule 144 rather than by using this prospectus;

         o        a combination of any of these methods of sale; and

         o        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling stockholders may also pledge their shares of common stock as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares of common stock.

         Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares of common stock, from that purchaser) in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares of common stock.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed broker-dealers. In addition, the shares of common stock may not be sold unless the shares of common stock have been registered or qualified for sale in the relevant state or unless the shares of common stock qualify for an exemption from registration or qualification.

         We have agreed to pay all fees and expenses incident to the registration of the shares of common stock.

         The selling stockholders and other persons participating in the distribution of the shares of common stock offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934, in connection with sales of the shares of common stock.

                                  LEGAL OPINION

         Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares of common stock.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus have been audited by Richard A. Eisner & Company, LLP, independent auditors, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

MATERIAL CHANGES

In February 2001, we issued 483,694 additional shares of common stock to the shareholders of Synaptics Systems Limited ("Synaptics") in connection with the failure to meet our contractual obligation.

On February 21, 2001, we purchased 100 common shares of Canada Invest Holdings ("Canada") from National Bank to acquire 100% ownership in Canada for 100,000 shares of our common stock valued at $150,000 and 2,000,000 Canadian dollars issued in the form of a promissory note to National Bank. In addition, we repaid all indebtedness that Canada and its subsidiaries owed to National Bank totaling approximately $730,000 (or 1.1 million Canadian dollars). We will consolidate Canada's financial position and results of operations in our financial statements in the first quarter 2001.

In March 2001, we exchanged 225,000 shares of Italia-iNvest held by AISoftware S.p.A. ("AIS"), a 20% investor in Italia-iNvest, for 326,000 shares of our common stock valued at $750,000. In addition, we purchased 225,000 shares from Investor Unlimited S.p.A., a 40% investor in Italia-iNvest, in exchange for 525,000 shares of our common stock valued at approximately $656,000. In addition, we will be the sole subscriber of a capital increase of 225,000 shares in Italia-iNvest for approximately $1.0 million to fund working capital as needed. After the purchase of additional interests from AIS and Investor Unlimited, we now own an 80% interest in Italia-iNvest and will begin to consolidate Italia-iNvest's financial position and results of operations with a minority interest in our financial statements in the first quarter 2001.

On March 5, 2001, we entered into a stock purchase agreement with GlobalEuroNet Group Inc. ("GEN") whereby we sold 1,300,000 shares of common stock we held in GEN back to GEN for $3,159,000 in cash and a warrant to purchase 893,750 shares of common stock in GEN, immediately vested, with an exercise price of $5.00 per share, for a term of five years.

On April 1, 2001, we settled conditional payments due to the former shareholders of Dalton Kent Securities Group ("Dalton Kent") by issuing 1,100,000 shares of our common stock and paying $1,000,000 to the shareholders pro rata in accordance with their former shareholding in Dalton Kent. In addition, we established a $2,500,000 letter of credit payable to the Dalton Kent shareholders on October 1, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report or document we file at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our Securities and Exchange Commission filings are also available from the Securities and Exchange Commission's website located at HTTP://WWW.SEC.GOV.

         Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information.

         We incorporate by reference the following filings and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o The description of the common stock contained in our registration statement on Form S-B2 (File Number 333-72385), filed on July 14, 1999;

         o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

         We have filed with the Commission a post-effective amendment to Form SB-2 on Form S-3 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in such registration statement, as permitted by the Rules and Regulations of the Securities and Exchange Commission. For further information with respect to us and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office at 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees.

         You may request, at no cost, a copy of any or all of the information incorporated by reference by writing or telephoning us at:

                          GlobalNet Financial.com, Inc.
                           7284 W. Palmetto Park Road
                                    Suite 210
                            Boca Raton, Florida 33433
                                 (561) 417-8053
                         Attention: Corporate Secretary

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II
             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         We estimate that our expenses in connection with this post-effective amendment will be as follows:

Legal fees and expenses                      $15,000
Accounting fees and expenses                 $10,000
Miscellaneous                                $ 5,000
                                             -------
Total                                        $30,000
                                             =======

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability of directors for monetary damages to the extent permitted by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.

         We maintain a directors and officers' liability insurance policy providing for the insurance on behalf of any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. The insurer's limit of liability under the policy is a $25.0 million coverage limit per occurrence and $25.0 million in the aggregate per two-year policy period. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

                                    EXHIBITS

5.1      Opinion of Broad and Cassel
23.1     Consent of Broad and Cassel (contained in its opinion filed as Exhibit
         5.1 to this Registration Statement)
23.2     Consent of Richard A. Eisner & Company, LLP
24.1 Power of Attorney (included in the signature page of this Registration Statement)

         --------------------------------------

                                  UNDERTAKINGS

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (c) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on this 30th day of April, 2001.


                                         GLOBALNET FINANCIAL.COM, INC.

                                         By: /s/ W. THOMAS HODGSON
                                            ------------------------------------
                                             W. Thomas Hodgson, President and
                                             Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints W. Thomas Hodgson and Richard Guest as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the date indicated.


/s/ W. THOMAS HODGSON                 President and Chief Executive Officer      April 30, 2001
--------------------------------
W. Thomas Hodgson


/s/ RON GOLDIE                        Chief Operating Officer, Secretary         April 30, 2001
--------------------------------      and General Counsel
Ron Goldie


/s/ RICHARD GUEST                     Chief Financial Officer                    April 30, 2001
--------------------------------
Richard Guest


/s/ ALAN L. JACOBS                    Director                                   April 30, 2001
--------------------------------
Alan L. Jacobs


/s/ STANLEY HOLLANDER                 Director                                   April 30, 2001
--------------------------------
Stanley Hollander


/s/ KYM ANTHONY                       Director                                   April 30, 2001
--------------------------------
Kym Anthony


/s/ CHRISTOPHER JENNINGS              Director                                   April 30, 2001
--------------------------------
Christopher Jennings


/s/ MICHAEL WHITAKER                  Director                                   April 30, 2001
--------------------------------
Michael Whitaker

                                 EXHIBIT INDEX

Exhibit
Number             Description
-------            -----------

5.1      Opinion of Broad and Cassel

23.2     Consent of Richard A. Eisner & Company, LLP